GRAINGER REPORTS RESULTS FOR THE 2020 FIRST QUARTER

Company delivers robust top-line growth and maintains strong balance sheet with ample liquidity to endure in uncertain times.

First Quarter Financial Highlights

•	Sales of $3.0 billion, up 7.2%, up 5.5% on a daily basis

•	Generated reported operating earnings of $159 million; adjusted operating earnings of $343 million

•	Generated $244 million in operating cash flow and returned $178 million to shareholders through dividends and share repurchases

•	Suspending 2020 guidance and pausing share repurchases given uncertainties surrounding the COVID-19 pandemic

CHICAGO, April 23, 2020 - Grainger (NYSE: GWW) today reported results for the 2020 first quarter. Sales of $3.0 billion in the quarter increased 7.2% versus the 2019 first quarter. On a daily basis, sales were up 5.5%. The first quarter had one more selling day than the prior year period.

“During these challenging times, as an essential business, Grainger remains more committed than ever to achieving our purpose … to Keep the World Working. We are focused on serving our customers well, ensuring the safety and well-being of our team members, and maintaining a strong financial position to support us through this crisis. By supporting customers who are saving lives and keeping communities safe, we are demonstrating the power of our products and solutions, deep customers relationships, and exceptional customer experience. Our strategy matters even more today,” said DG Macpherson, Chairman and Chief Executive Officer. "In the midst of the uncertainty, we delivered robust top-line growth, solid profitability, and continued to produce strong operating cash flow in the first quarter. We also bolstered our already solid financial position, maintaining our flexibility to continue making thoughtful investments for the future. We intend to persevere through this crisis and I am confident that we are well-positioned to come out stronger on the other side."

2020 First Quarter Financial Summary

($ in millions)	Q1 2020		Q1 2019		Q1
					Fav. (Unfav.) vs. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$3,001	$3,001	$2,799	$2,799	7%	7%
Gross Profit	$1,121	$1,121	$1,095	$1,096	2%	2%
Operating Earnings	$159	$343	$363	$365	(56)%	(6)%
Net Earnings	$173	$230	$253	$255	(32)%	(9)%
Diluted EPS	$3.19	$4.24	$4.48	$4.51	(29)%	(6)%

Gross Profit %	37.4%	37.4%	39.1%	39.2%	(180) bps	(180) bps
Operating Margin	5.3%	11.4%	13.0%	13.0%	(770) bps	(160) bps
Tax Rate	(30.4)%	25.6%	25.4%	25.4%	5580 bps	(20) bps

(1)
Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. During the quarter, the company recorded a $177 million write-down of goodwill, intangibles and long-lived assets from the Fabory business which was the largest contributor to the decline in reported operating earnings.

Revenue
Daily sales for the quarter increased 5.5%. Sales were composed of volume increases of approximately 7% and price and mix headwinds of around 2%. Foreign exchange contributed a 0.2% unfavorable impact.

Gross Profit Margin
Reported and adjusted gross profit margin for the first quarter of 2020 was 37.4%. This compares to reported and adjusted gross profit margin in the first quarter of 2019 of 39.1% and 39.2%, respectively. The variance was due primarily to business unit mix impact from higher growth in our lower margin endless assortment businesses as well as headwinds in our U.S. segment related to customer and product mix stemming from the COVID-19 pandemic, and challenging year-over-year timing related to pricing actions in the first quarter of 2019.

Earnings
Reported operating earnings for the 2020 first quarter of $159 million were down 56% versus $363 million in the 2019 first quarter. Reported earnings in the 2020 first quarter included $184 million in restructuring and non-cash impairment charges, which were primarily related to the Fabory business in the Netherlands. On an adjusted basis, operating earnings for the quarter of $343 million were down 6% versus $365 million in the 2019 quarter.

Reported operating margin of 5.3% decreased 770 basis points in the first quarter of 2020 versus the prior year quarter. Adjusted operating margin of 11.4% in the quarter declined 160 basis points versus the prior year quarter. The decline in operating margin was due primarily to lower gross margin, primarily in the U.S. segment, slightly offset by SG&A leverage.

Reported earnings per share of $3.19 in the first quarter was down 29% versus $4.48 in the 2019 first quarter. Adjusted earnings per share in the quarter of $4.24 decreased 6% versus $4.51 in the 2019 first quarter. The decrease in adjusted earnings per share was due primarily to lower operating earnings which were partially offset by lower average shares outstanding in the current year period.

Tax Rate
For the 2020 first quarter, the company’s reported tax rate was negative 30.4% versus 25.4% in the 2019 first quarter. The lower tax rate in the current year quarter was primarily driven by tax benefits related to the Fabory business.

Excluding restructuring, net and impairment charges and non-recurring income tax items in both periods, the adjusted tax rates were 25.6% and 25.4% for the three months ended March 31, 2020 and 2019, respectively.

Cash Flow
Operating cash flow was $244 million in the 2020 first quarter compared to $127 million in the 2019 first quarter. The increase in operating cash flow was primarily the result of favorable working capital in the current year period. Grainger returned $178 million to shareholders through $78 million in dividends and $100 million used to buy back approximately 336,000 shares in the first quarter of 2020. While we remain committed to returning excess capital to shareholders over time, we have temporarily paused our share repurchase program as we shift to conserve capital during the pandemic.

2020 Company Guidance
Given the uncertainty around the depth and duration of this pandemic, and the related economic response, we are suspending our guidance for 2020. We intend to return to our normal guidance practices when appropriate.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on April 23, 2020 to discuss the first quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at

www.invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2020 first quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: the unknown duration and economic, operational and financial impacts of the global outbreak of the Coronavirus (COVID-19 pandemic) and the actions taken or contemplated by governmental authorities or others in connection with the pandemic on the company’s businesses, its employees, customers and suppliers, including the uncertain duration of mandated shut-downs for our customers and suppliers, changes in our customers’ product needs, our suppliers’ inability to meet unprecedented demand for COVID-19 related products, the potential for government action to allocate or direct products to certain customers which may cause disruption in our relationships with other customers, and disruption caused by business responses to COVID-19, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the company’s gross profit percentage; the company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, safety or compliance, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving us or third parties on which we depend; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including volatility or price declines of the company’s common stock; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; pandemic diseases or viral contagions; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; changes in credit ratings or outlook; the company’s incurrence of indebtedness and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations
O: 847-535-0939
M: 847-271-6357

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Net sales	$3,001	$2,799
Cost of goods sold	1,880	1,704
Gross profit	1,121	1,095
Selling, general and administrative expenses	962	732
Operating earnings	159	363
Other (income) expense:
Interest expense, net	21	19
Other, net	(4)	(7)
Total other expense, net	17	12
Earnings before income taxes	142	351
Income tax (benefit) provision	(43)	89
Net earnings	185	262
Less: Net earnings attributable to noncontrolling interest	12	9
Net earnings attributable to W.W. Grainger, Inc.	$173	$253

Earnings per share:
Basic	$3.20	$4.50
Diluted	$3.19	$4.48
Weighted average number of shares outstanding:
Basic	53.6	55.6
Diluted	53.8	55.9
Diluted Earnings Per Share
Net earnings as reported	$173	$253
Earnings allocated to participating securities	(2)	(3)
Net earnings available to common shareholders	$171	$250
Weighted average shares adjusted for dilutive securities	53.8	55.9
Diluted earnings per share	$3.19	$4.48

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	March 31, 2020	December 31, 2019
Cash and cash equivalents (6)	$1,492	$360
Accounts receivable – net	1,613	1,425
Inventories - net	1,615	1,655
Prepaid expenses and other current assets	129	104
Prepaid income taxes	65	11
Total current assets	4,914	3,555
Property, buildings and equipment – net	1,357	1,400
Deferred income taxes	10	11
Goodwill (1)	361	429
Intangibles - net (2)	226	304
Other assets	309	306
Total assets	$7,177	$6,005
Liabilities and Shareholders’ Equity
Short-term debt (3)	$17	$55
Current maturities of long-term debt (4)	21	246
Trade accounts payable	863	719
Accrued compensation and benefits	177	228
Accrued contributions to employees’ profit-sharing plans (5)	19	85
Accrued expenses	384	318
Income taxes payable	19	27
Total current liabilities	1,500	1,678
Long-term debt (6)	3,303	1,914
Deferred income taxes and tax uncertainties	99	106
Other non-current liabilities	245	247
Shareholders' equity (7)	2,030	2,060
Total liabilities and shareholders’ equity	$7,177	$6,005

(1) Goodwill decreased $68 million primarily due to a $58 million Fabory impairment.
(2) Intangibles - net decreased $78 million primarily due to a $74 million Fabory impairment
(3) Short-term debt decreased $38 million primarily due to the repayment of the Company's foreign lines of credit.
(4) Current maturities of long-term debt decreased $225 million primarily due to the repayment of the British pound term loan, Euro term loan and the Canadian dollar revolving credit facility.
(5) Accrued contributions to employees' profit-sharing plans decreased $66 million primarily due to the timing of annual cash contributions and the reduction of the contribution rate in 2020.
(6) Long-term debt increased $1,389 million primarily due to the draw down on the Company's revolving credit facility of $1 billion in March 2020 and the issuance of $500 million in unsecured senior notes in February 2020, partially offset by the repayments of international debt.
(7) Common stock outstanding as of March 31, 2020 was 53,467,936 compared with 53,687,528 shares at December 31, 2019, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$185	$262

Provision for credit losses	6	4
Deferred income taxes and tax uncertainties	(7)	(4)
Depreciation and amortization	45	57
Net losses (gains) from sales of assets and business divestitures	3	(2)
Impairment of goodwill, intangible and long-lived assets	177	—
Stock-based compensation	9	5
Subtotal	233	60
Change in operating assets and liabilities:
Accounts receivable	(217)	(102)
Inventories	19	20
Prepaid expenses and other assets	(26)	(30)
Trade accounts payable	155	64
Accrued liabilities	(36)	(207)
Income taxes, net	(62)	64
Other non-current liabilities	(7)	(4)
Subtotal	(174)	(195)
Net cash provided by operating activities	244	127
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(50)	(60)
Proceeds from sale of assets	—	6
Other	(2)	2
Net cash used in investing activities	(52)	(52)
Cash flows from financing activities:
Net (decrease) increase in lines of credit	(36)	3
Net increase (decrease) in long-term debt	1,155	(14)
Proceeds from stock options exercised	19	3
Payments for employee taxes withheld from stock awards	(5)	(3)
Purchases of treasury stock	(100)	(135)
Cash dividends paid	(78)	(76)
Other, net	—	1
Net cash provided by (used in) financing activities	955	(221)
Exchange rate effect on cash and cash equivalents	(15)	—
Net change in cash and cash equivalents	1,132	(146)
Cash and cash equivalents at beginning of year	360	538
Cash and cash equivalents at end of period	$1,492	$392

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: , adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

In millions	Three Months Ended March 31,
	2020	Gross Profit %	2019	Gross Profit %
Gross profit reported	$1,121	37.4%	$1,095	39.1%
Restructuring, net and impairment charges	—	—	1	0.1
Gross profit adjusted	$1,121	37.4%	$1,096	39.2%

In millions	Three Months Ended March 31,
	2020	Operating Margin %	2019	Operating Margin %
Operating earnings reported	$159	5.3%	$363	13.0%
Restructuring, net and impairment charges	184	6.1	2	—
Operating earnings adjusted	$343	11.4%	$365	13.0%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended March 31,
	2020	2019	%
Net earnings reported	$173	$253	(32)%
Restructuring, net and impairment charges	57	2
Net earnings adjusted	$230	$255	(9)%

Diluted earnings per share reported	$3.19	$4.48	(29)%
Pretax restructuring, net and impairment charges	3.38	0.04
Tax effect (1)	(2.33)	(0.01)
Total, net of tax	1.05	0.03
Diluted earnings per share adjusted	$4.24	$4.51	(6)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The lower tax rate effect in the current year quarter was primarily driven by tax benefits related to the Fabory business.

	Three Months Ended March 31,
	2020	2019	Bps impact
Effective tax rate reported	(30.4)%	25.4%	(5,580)
Tax benefit related to the Fabory business	61.2	—
Tax impact of restructuring, net and impairment charges	(5.2)	—
Effective tax rate adjusted	25.6%	25.4%	20

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